Exhibit 99.2
Final Transcript
Conference Call Transcript
CNK — Q3 2007 Cinemark Holdings, Inc. Earnings Conference Call
Event Date/Time: Nov. 12. 2007 / 5:00PM ET

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Final Transcript
Nov. 12. 2007 / 5:00PM ET, CNK — Q3 2007 Cinemark Holdings, Inc. Earnings Conference Call
CORPORATE PARTICIPANTS
Nikki Sacks
Cinemark Holdings, Inc. — Investor Relations
Robert Copple
Cinemark Holdings, Inc. — CFO
Alan Stock
Cinemark Holdings, Inc. — CEO
CONFERENCE CALL PARTICIPANTS
Eric Handler
Citigroup — Analyst
Barton Crockett
JPMorgan Chase & Co. — Analyst
Michael Savner
Banc of America Securities — Analyst
Hunter DuBose
Morgan Stanley — Analyst
PRESENTATION
Operator
     Good afternoon. My name is Jeremy, and I will be your conference operator today. At this time, I’d like to welcome everyone to the Cinemark fiscal third quarter 2007 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. (OPERATOR INSTRUCTIONS) Thank you. Ms. Sacks, may begin the conference.
Nikki Sacks — Cinemark Holdings, Inc. — Investor Relations
     Thank you, and welcome to Cinemark’s fiscal third quarter 2007 earnings call. Before we begin, let me remind you that in accordance with the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 the company knows that certain matters to be discussed by members of management during this call may constitute forward-looking statements. Such statements are subject to risk, and uncertainties, and other factors that may cause the actual performance of Cinemark to be materially different from the performance indicated or implied by such statements. Such risk factors are set forth in the company’s SEC filings. Today, Cinemark’s CEO, Alan Stock, and CFO, Robert Copple, will be discussing the third quarter results. I will now turn the call over to Alan.
Alan Stock — Cinemark Holdings, Inc. — CEO
     Thank you, Nikki. On today’s call I will comment on the industry’s and Cinemark’s third quarter results, the outlook for the upcoming film slate, and provide an overview of Cinemark’s strategy.
During the third quarter Cinemark’s revenues increased 63.7% quarter-over-quarter, and adjusted EBITDA grew 87.8%. Our solid performance was driven by a strong slate of films, the performance of our international theatres, and the integration of the Century circuit.
The revenue increase was primarily related to a 33.5% increase in attendance, a 29.7% increase in average ticket prices; and a 20.0% increase in concession revenues per patron, all of which were favorably impacted by the acquisition of Century Theatres that occurred on October 5, 2006.
According to industry sources, domestic box office revenues were up approximately 15% for the quarter over last year, due to a strong and diverse slate of films with solid box office results from films such as Transformers, Harry Potter and the Order of the Phoenix, Ratatouille, The

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Final Transcript
Nov. 12. 2007 / 5:00PM ET, CNK — Q3 2007 Cinemark Holdings, Inc. Earnings Conference Call
Bourne Ultimatum, The Simpson’s Movie and Superbad. The third quarter results differed from the second quarter in that the second quarter was dominated by a few blockbusters, whereas in the third quarter, there were strong contributions from a variety of mid-tier films.
For the fourth quarter, the industry box office has started slower compared to last year. The industry box office was down approximately 13% for October but is up almost 3% for November through November 11th. Films and attendance for the fourth quarter are typically weighted towards the second half of the quarter. Some of the anticipated film product for the fall and holiday seasons include: Beowulf, the next 3D film, New Line’s Golden Compass, I Am Legend with Will Smith and another installment of National Treasure: Book of Secrets.
We have started to hear the lineup for 2008, and the early read is optimistic with films such as Disney’s PIXAR film, Wall-E, a Batman installment called The Dark Knight, a fourth Indiana Jones film with Harrison Ford, and the second installment of Chronicles of Narnia, Prince Caspian.
We continue to progress on our organic growth strategy, as we believe there is opportunity to continue to realize strong returns on our invested capital by continuing to expand both in our existing markets and into new ones. Year-to-date we have opened 9 theatres with 139 screens in our domestic markets and 5 theaters with 35 screens internationally. We have sold 34 screens and closed 32 screens. We anticipate opening an additional 83 screens in 6 theatres by year end.
In our international markets, quarter-over-quarter revenues grew 20.7% and adjusted EBITDA was up 32.3%. The strong performance was driven by product and new theatre openings.
Turning to our digital strategy, DCIP, the joint venture between Cinemark, AMC and Regal, which was formed to implement digital cinema and establish agreements with the studios for financing is progressing. They are still in negotiations to determine the financing structure and the terms of the virtual print free contracts. We are excited about the prospects that digital cinema offers, and we are actively testing and preparing so that our deployment and implementation of digital cinema is optimized and as smooth as possible from a technological and operational perspective once the DCIP agreements are finalized. We are also optimistic about the long term prospects of 3-D, a key opportunity of digital. We are currently using our fully digital theatre in Chicago as well as other local theatres to test multiple 3-D technologies that are available. As previously discussed, we have a very deliberate digital rollout strategy, as we believe we will get the most benefit by making sure the negotiations are complete and the technology is established prior to our implementation. Since digital is a prerequisite to 3-D, our 3-D rollout will follow our digital rollout strategy. We currently have 39 3-D screens. We intend to begin installations in 2008 with our entire circuit converted in approximately three to four years.
In summary, I am pleased with our performance during the third quarter as we continue to deliver strong and competitive operating results. We are optimistic about the upcoming holiday releases and by remaining focused on our profitability, developing our new theatre pipeline and preparing for digital deployment, I am confident that we will continue to drive cash flow and deliver attractive returns over the long term. And with that I’ll turn the call over to Robert to discuss the quarter in more detail.
Robert Copple — Cinemark Holdings, Inc. — CFO
     Thanks, Alan. I will review our third quarter financial performance in more detail and discuss our balance sheet.
Before I address the details of our third quarter results, as a reminder, we acquired Century Theatres in October of 2006. Century added 1,017 screens in 77 theaters to our existing domestic theater base. Century had a higher average ticket price and higher average concession per cap than Cinemark as a result of the mix of markets in which the Century theaters are located.
During the third quarter, we increased our admissions revenues 73.3% to $308.0 million and our concession revenues 59.8% to $144.3 million. As a result, our total revenues increased $183.5 million to $471.5 million, a 63.7% increase. This increase was driven by attendance growth of 33.5% in 2007 over 2006, an increase in the average ticket price to $5.11 in 2007 from $3.94 in 2006,and an increase in concession revenues per patron to $2.40 in 2007 from $2.00 in 2006.
On a segment basis for the quarter, our U.S. operations generated revenues of $377.6 million, a 79.6% increase over 2006. This increase is after the impact of the change in our other income attributable to advertising revenues received from NCM as a result of the modification of our exhibitor services agreement.
Our international operations increased revenues 20.7% to $93.9 million.

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Final Transcript
Nov. 12. 2007 / 5:00PM ET, CNK — Q3 2007 Cinemark Holdings, Inc. Earnings Conference Call
Film rentals and advertising cost were $166.8 million for the third quarter of 2007. While our domestic film rental and advertising costs as a percentage of box office revenues decreased 40 basis points our worldwide film rental and advertising costs increased 30 basis points to 54.2% due to the increased relative weight of our domestic business to our overall business as compared to the prior year.
Concession supplies cost were $22.5 million for the third quarter of 2007 compared to $15.0 million for the third quarter of 2006. Our concessions supply cost as a percentage of concession revenues decreased 100 basis points to 15.6%, primarily due to the increased relative weight of our domestic business to our overall business as compared to the prior year.
For the quarter, salaries and wages increased as a percentage of revenues to 9.7% from 9.5% in 2006. This increase was primarily attributable to the increase in federal and state minimum wages.
As a result of the increase in revenues, the Company’s adjusted EBITDA for the third quarter of 2007 increased to $116.0 million from $61.8 million for the third quarter of 2006. As a result of our strong revenue performance and operating leverage we were able to increase our EBITDA margin 320 basis points to a 24.6% margin for the quarter from a 21.4% margin in 2006.
Our domestic adjusted EBITDA increased approximately 107% during the third quarter to $94.7 million. This was after the impact of the reduced revenues and adjusted EBITDA that resulted from the changes to the exhibitor service agreement with National CineMedia.
International adjusted EBITDA increased 32.3% to $21.3 million.
We recorded a $3.6 million loss on early retirement of debt, including premiums paid and the write-off of unamortized debt issue costs, related to the repurchase of $47.0 million of our senior discount notes during the quarter.
Net income before taxes for the quarter was $36.7 million. As I discussed in our second quarter earnings call during which we reported an income tax benefit, the benefit began to reverse in Q3 resulting in an abnormally high effective rate for the current period.
This interim tax fluctuation is primarily caused by a combination of our first quarter goodwill impairment charge related to the change in the NCM exhibitor service agreement coupled with the first quarter gain recognized upon NCM’s IPO. For the nine months ended 9/30/07 our effective tax rate is 32.8%. We anticipate an abnormally high effective rate in Q4 as well to bring the effective rate to a higher percentage for the full year.
Accordingly, income tax expense was $60.1 million, resulting in an effective tax rate for the quarter of 163.8% of pretax income. Cinemark’s cash pay rate is approximately 40% including state taxes. As a result of the large tax allocation to this period, we recognized a net loss of $23.4 million, or $0.22 per diluted share. To compare to analyst earnings per share estimates you would generally need to normalize our effective tax rate and adjust for the loss on the early retirement of debt.
Looking briefly at our balance sheet, our cash position was $333.1 million at the end of Q3 and total long term debt was $1.535 billion resulting in net debt at quarter end of approximately $1.2 billion. Coupled with our strong EBITDA this level of net debt results in a relatively low leverage ratio.
At September 30, 2007, our total domestic screen count was 3,606 screens, 12 of which are in Canada. During the quarter we opened 2 theatres with 32 screens, and closed 2 theatres with 19 screens. As of September 30, 2007, the Company had signed commitments to open four new theaters with 62 screens in domestic markets during the remainder of 2007, and open 12 new theaters with 168 screens in domestic markets subsequent to 2007.
Our total international screen count at September 30, 2007, was 990 screens. During the quarter we opened 2 theatres with 14 screens. As of September 30, 2007, the Company had signed commitments to open two new theaters with 21 screens in international markets during the remainder of 2007 and to open two new theaters with 15 screens in international markets subsequent to 2007.
Year-to-date, we have invested approximately $110 million in capital expenditures with $82.9 million on new construction and $27.1 million in CapEx maintenance. Included in the CapEx maintenance was $2.8 million related to the rollout of NCM’s digital distribution technology to the Century Theatres and approximately $2.5 million related to the deployment of our new Point of Sale system. The POS system is designed to expand the information we gather from our theatres and includes networking for our digital rollout. Additionally, we have received approximately $14.0 million in gross proceeds from the sale of 2 theaters and other land parcels, resulting in net CapEx to date of $96 million.

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Final Transcript
Nov. 12. 2007 / 5:00PM ET, CNK — Q3 2007 Cinemark Holdings, Inc. Earnings Conference Call
We expect our gross total CapEx before disposition proceeds for the full year to be between $150 million to $160 million, which includes approximately $35 to $40 million for CapEx maintenance.
We paid a partial dividend of $0.13 during the third quarter and we declared our first full quarterly dividend this morning of $0.18 per common share. The dividend will be paid on December 18, 2007, to stockholders of record on December 3, 2007. The quarterly dividend is consistent with the disclosures in our final prospectus in which we disclosed our intention to pay a quarterly dividend of $0.18 per share of common stock subject to the discretion of our Board of Directors.
Finally, I would like to update you on the use of proceeds from our IPO. As I mentioned, during the quarter we repurchased $47.0 million aggregate principal amount at maturity of our 9 3/4% senior discount notes. Additionally, subsequent to quarter end we purchased an additional $22.2 million aggregate principal amount at a maturity of our 9 3/4% senior discount notes. While we intend to continue to use the proceeds to pay down our long-term debt, given the current state of the debt markets, we are proceeding at a slower pace than originally anticipated. We intend to opportunistically utilize the funds to reduce our debt while still optimizing our debt structure.
In closing, I would like to say that we look forward to the continued strength of the industry box office which, combined with Cinemark’s operational quality, should continue to produce attractive returns and drive cash flow. We will now be glad to answer your questions.
QUESTION AND ANSWER
Operator
     (OPERATOR INSTRUCTIONS) We will pause for just a moment to compile the Q&A roster. Your first question comes from the line of Eric Handler.
Eric Handler — Citigroup — Analyst
     Hi. Thanks, a couple quick questions for you guys. First, if you take away Century, what would your core attendance growth have been for the quarter? Secondly, when you look at the current state of the currency markets, is that changing your thinking regarding Latin America in terms of being more opportunistic? And then last, with the writers’ strike going on and all the late night television shows going dark do you think that’s having an impact a little bit on attendance as they don’t have that venue now to use for promotions? And if so, are you seeing studios trying to do anything to try to drive some incremental attendance?
Robert Copple — Cinemark Holdings, Inc. — CFO
     Let me take a shot at the first couple, and Alan can catch the strike. Eric, I’m not sure if I can properly answer your question. If I understand right on the first one you were trying to get some comparability on attendance on kind of our core group and maybe focusing on Cinemark. Because we don’t separate Cinemark now from the Century assets and then obviously in prior quarters last year we did not have Century assets, it’s not easy to do, what I can tell you overall is that we did perform attendance domestically in line with what we’ve seen industry statistics to be. We feel like our first run theaters did increase attendance year-over-year looking at the overall circuit that made sense with respect to what we’ve seen in the industry. Starting next quarter obviously I won’t have to phrase things that way anymore. We will have pure comparability from now on. I apologize you having to go through that up to this quarter, but that’s about as detailed as I can get there.
On Latin America, we are clearly benefiting from the weakness of the dollar in terms of exchange rates. We still see great opportunities in Latin America. We don’t see the economies going down at all. If anything we see them continuing to strengthen, especially in the Brazilian corridor, we think trade is going very well. We think that currency will hold if not continue to strengthen. So we think our international assets are, one, performing extremely well on their own and will continue to do so and continue to have good expansion opportunities. And we will pursue those opportunities just like we have in the past. We have always looked at them in terms of when opportunities present themselves, mostly in malls and if the developer develops a mall, we will pursue those, and to the extent the currency can continue to help us that’s one benefit in our circuit with having an international presence.

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Final Transcript
Nov. 12. 2007 / 5:00PM ET, CNK — Q3 2007 Cinemark Holdings, Inc. Earnings Conference Call
Alan Stock — Cinemark Holdings, Inc. — CEO
     I think your last question, Eric, on the writers’ strike, you pose an interesting thought in what’s happening in the TV and television market, does that drive customers to the theater. Although it’s a little early to tell whether that really is the case it certainly could be a positive benefit that we gain, although we certainly don’t advocate a strike and hope it will get resolved in a short manner as it typically has in the past. Really the key for us and always will be is the quality that we’ve got in our theaters. We know that as a result of the anticipation of the strike a lot of the studios have already stock-piled a lot of films, so we know there is for us a lot of product that is slated to come out through this next year, year and a half. So we feel like we are in pretty good shape and hopefully the strike can get revolved in a timely manner.
Eric Handler — Citigroup — Analyst
     Great. And just as a quick refresher, when did the Century acquisition close last year, so we know?
Robert Copple — Cinemark Holdings, Inc. — CFO
     Early October.
Alan Stock — Cinemark Holdings, Inc. — CEO
     October 5th.
Eric Handler — Citigroup — Analyst
     October — so you are pretty much right on with the impact is diminimus on a year over year basis?
Robert Copple — Cinemark Holdings, Inc. — CFO
     That’s correct.
Eric Handler — Citigroup — Analyst
     Thanks.
Operator
     Your next question comes from the line of Barton Crockett
Barton Crockett — JPMorgan Chase & Co. — Analyst
     Okay. Great. Thank you very much. I wanted to just follow up on a little bit on the pro forma question that Eric had. I mean I understand that you are not really going to give us a whole lot more than the attendance kind of pro forma domestically, but I was wondering about internationally, excluding currency impacts, can you give us some sense of what the change was in box office and concession revenue overall? And then also on a per screen and per attendee basis, if you can give us that, And then additionally just in terms of trying to parse this out a little bit tonight so that we can deal with people tomorrow, if you can give us a little bit of the breakdown, domestic and international on concession and admissions.
Robert Copple — Cinemark Holdings, Inc. — CFO
     Barton, I appreciate your call, and I’ll address it the best I can. As we’ve said, we do have some limited information we can get on pro forma, so I will give was I do have. I’m not sure I’m answering you quite in the order you looked at, I think one of your questions was generally on FX. FX

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Final Transcript
Nov. 12. 2007 / 5:00PM ET, CNK — Q3 2007 Cinemark Holdings, Inc. Earnings Conference Call
did benefit us, we still did very well on the international side. We break out attendance separately. Attendance was up, if you actually do the math without rounding you do the real math it was up about 5%, when you round it’s 4.2% or so. But if you take the exact numbers that are printed in our Q, which will be available first thing in the morning, it’s actually in the Q to go out right now, but since SEC is closed, it will happen in the morning. You will find out 4.2%, maybe a little less than what some people have reported domestically. That has more to do with the timing of film releases in international markets. If you look at overall international to date, it’s up attendance wise about 3% for the trailing nine months or for the last nine months, which I think you will find is ahead of what most people have reported their attendance numbers being for the last nine months. So that’s a little bit of a timing issue.
On a sheer operating basis, taking out FX, I think box is generally up domestically about 15%. We are just about on top of that, internationally maybe just slightly less, only because of the timing of the way the attendance hit, but within a few percent. With respect to growth, we do in our Q reflect revenue per screen, not necessarily box per screen, but revenue per screen. For the quarter international is up 15.1%, domestic was up 23%. Hopefully that gives you some idea there. When you get the international detail it will all be in the Q because we do segment. When you look at domestic, just trying to give comparability, I can give you the growth with respect to the ticket price and concession price on a pure — on a relative pro forma basis. Ticket price was up 9.2% domestically, and concession price was up 7.4%.
Barton Crockett — JPMorgan Chase & Co. — Analyst
     Okay. All right. And with the Q out tomorrow morning I’m sorry that I had —
Robert Copple — Cinemark Holdings, Inc. — CFO
     — close of day and we would have had that out, but we were trying to get this call done that will give you more information
Barton Crockett — JPMorgan Chase & Co. — Analyst
     Okay. But then switching gears a little bit on the screen builds going into next year you gave us some of the contracted totals. But I was wondering can you give us a sense of how many screen closures you might have next year? And just overall should the net screen growth next year be less than this year, which seemed like it was — that was my impression coming into this report, I was wondering if that’s still a valid assumption.
Robert Copple — Cinemark Holdings, Inc. — CFO
     Sure, generally we’ve told people that we would increase screen count 200 to 250 screens a year and then we close probably 30 to 50 screens a year, so you are somewhere in that 200 to 220 range. That would still be what we perceive. We definitely — when we started out the year maybe early on we try to look forward in 2008. We felt it might be a little slower in terms opportunities. We definitely are seeing enough to fill the slate that should be in line with the numbers I just gave you.
Barton Crockett — JPMorgan Chase & Co. — Analyst
     Okay. Alrighty. And then switching gears here a little bit on the comments about the debt and the buy back for the focus on the capital structure, if the credit markets are weaker it would seem to maybe make it a little bit cheaper to buy back your debt, is there a new issuance that’s maybe a complicating factor there? I was wondering if you could elaborate what is the constraint on that point?
Robert Copple — Cinemark Holdings, Inc. — CFO
     What we are trying to do is take advantage of what you said is opportunistically going into the market when we see weakness and buy our bonds. If you look at how our bonds have traded since our last quarterly call, they actually popped up and stayed up and in the last probably two weeks they have come back down, two to three weeks, as the market weakened a little bit. And so we looked out there, we looked at opportunities to buy, we actually pursued some bonds and yet if we just can just get the price right and when the bonds did come back we bought them. So to your point, I mean, there is a market that gives us opportunity, but we are trying to make sure we are making it as economical on us as possible. The other side of it though is clearly that the debt markets are more difficult to enter into. If we were to use all of our current cash to pay down our

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Final Transcript
Nov. 12. 2007 / 5:00PM ET, CNK — Q3 2007 Cinemark Holdings, Inc. Earnings Conference Call
debt and then went and borrowed the money, that could increase our cost of capital. And so we are trying to balance our availability of cash with opportunities we think might be out there in the acquisition market over the next year, as well as opportunistically buying down our debt.
Barton Crockett — JPMorgan Chase & Co. — Analyst
     Okay. And then one final thing and I will step aside. In terms of the 3D you guys said you are looking at the different technologies in Chicago, I guess. And there’s been some discussion about the rate that Real D might be charging for their system which seems to be the most widely adopted at this early point. Do you have any thoughts about the appeal of let’s say a Real D system over the others and the ability to get that at a price that makes sense for the theaters companies, any early thoughts on that at this point?
Alan Stock — Cinemark Holdings, Inc. — CEO
     I’m not sure, Barton. There’s a whole lot of change from what we earlier talked about. Certainly what we are doing today and as I described is we’re evaluating those systems and trying to determine is there indeed any differences or advantages or cost. It is still too early at this point in time because some of them are under production phases. We actually haven’t even really seen a whole lot of material yet on the Dolby system. And so we need to let those folks get their technology a little further down the path and understand where they are going and where those prices are going. So it’s a little early to the tell yet where that is going. Obviously, the reason Real D is talked about is they have the head start. They have the most systems that are out there today, but we feel ourselves that we certainly have to do justice to all of them and evaluate them, and I think that’s what will happen again as we are doing that today and as we continue over the next several months to continue that evaluation process.
Barton Crockett — JPMorgan Chase & Co. — Analyst
     Okay. Great. Thanks a lot.
Operator
     Your next question comes from the line of Michael Savner.
Michael Savner — Banc of America Securities — Analyst
     Hi. Good evening. Thanks, guys. I will just follow up with the same as Eric and Barton on that first question. And I understand you don’t want to get into pro forma numbers but maybe qualitatively. So my question specifically is, if we just do the very quick and basic math also your attendance and screen numbers it looks like call it 2.8% growth of attendance per screen, maybe a little bit higher when you factor into the closings, but in that range.
So qualitatively can you tell us what the offsetting factor was that would bring your attendance per screen number down because would it seem like Century in anything would give you an artificial boost since you’ve already told us that those were better performing screens relative to the core. So that should have been additive to that number. So you mentioned something, I think it was Alan or maybe it was Robert, but about the first run screens. Is there something going on at the second run screens that’s depressing your attendance per screen during the quarter, or was there extremely robust well above industry average ticket pricing increases that might have factored in? I’m just — again, just qualitatively how we think about that.
Robert Copple — Cinemark Holdings, Inc. — CFO
     Two things. One. When you’re looking at it, I don’t know if you are looking at domestic versus international or —
Michael Savner — Banc of America Securities — Analyst
     Just domestic.

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Final Transcript
Nov. 12. 2007 / 5:00PM ET, CNK — Q3 2007 Cinemark Holdings, Inc. Earnings Conference Call
Robert Copple — Cinemark Holdings, Inc. — CFO
     Just domestic. Okay. When you look at our domestic again kind of bigger picture in reiterating what you just mentioned, on our first run basis we feel like our attendance is up where it should be in line with what we’ve seen our peer group and what the industry has published. As you know we do have some second run theaters, and while it’s not a very big piece of our portfolio in terms of bottom line, those do put a lot of attendance through it and I think as some of the other theaters companies have said with the product from Q2 hitting Q3 and just overall hitting the economy the way it has been working, the second run theaters are down some. Clearly, it didn’t hit us on bottom line. We leveraged our first run theaters very well. We operated them extremely well, and that’s why you saw our EBITDA go up as well as it did. You saw the margins move up. So the vast majority of our income comes from first run. The second run theaters are probably something less than 3% of the bottom line, so it’s not a meaningful number. But on attendance it is a bigger number, so it distorts what it looks like our attendance change is when you get down, as you’re comparing a theatre-by-theatre basis, because they are a bigger piece of our overall theaters and it’s a bigger piece of our attendance. Does that help?
Michael Savner — Banc of America Securities — Analyst
     Yes, that does help. Clearly you were referencing what Carmike said last week it appeared their second run theaters were brought down their apples-to-apples questions. So I guess two questions. One, is that a business you’re rethinking about in the current environment? Is it less attractive to you today than it was a few years ago? If it is and if the answer is, no, it’s still attractive and still additive to what you are doing from a largest perspective, do you think it’s something that you might want to consider breaking out separately as you report quarters just so you don’t get penalized for the wrong reason, or so we can get some more granularity. I guess that’s more of a comment than a question, but the first one was a question.
Robert Copple — Cinemark Holdings, Inc. — CFO
     Yes. Sure. Michael, because it’s not a significant or significant’s even too strong of a word, it’s less than 3% of our bottom line, TLCF, so it’s not meaningful to break out separately. It does as you said might distort the top of minor numbers. Obviously, this quarter is going off a little bit, we think that’s going to be a bit of an abnormality. We don’t think you’re going to continuously see that on a long term basis. If discount settle at some level, it really won’t throw the numbers off any more. If anything the opportunity could be if we do see a recession in the U.S. historically when things slow down that’s when the discounts really take a life of their own and that’s a great niche to be in. And our discounts are profitable. We like that business. It’s not one that we’ve really grown, but it is an alternative use to some of our theaters and again it’s been profitable for many years. We’ve been good at it and if it continues to bring in a good revenue we’ll do it. I mean it is generally theaters that will go off-line over time. They tend to be the older theaters that lease life will be coming up and so as we look at those if we can renew them profitably we’ll do it and if not they will slowly move off of our portfolio.
Michael Savner — Banc of America Securities — Analyst
     Great. Thanks very much.
Operator
     Your next question comes from the line of Hunter DuBose.
Hunter DuBose — Morgan Stanley — Analyst
     Hi, guys. I have a few questions for you. The first one is, given the film numbers for the first quarter, what guidance can you give us regarding the sequential movement in average ticket prices, concessions per cap and film costs, both domestically and internationally?
Robert Copple — Cinemark Holdings, Inc. — CFO
     Well, I — one thing, I don’t know if it has so much to do with film product in our case as just the timing of when we increased our prices. Our prices last year were up and our pricing this whole year have been up beyond what historic standards have been. I think normally in our industry,

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Final Transcript
Nov. 12. 2007 / 5:00PM ET, CNK — Q3 2007 Cinemark Holdings, Inc. Earnings Conference Call
box office tends to be up in the 2% to 3% range and as we reported quarter-over-quarter we definitely exceeded that significantly. Our price increases generally at a box level and for that matter the concession happens twice a year, it generally happens in the November/December time frame and then will also occur in the May time frame, and our price changes are based on what we are seeing in the market both from our competitors and what the market itself is doing. If we do see gas prices go up and other pushes on people’s use of the dollar, we will obviously consider where — how that might impact what our prices might be able to increase.
So, timing wise I’d say based on history we will have a little bit of a hit in Q4 from where our prices have been because that’s when some of our prices went up last year. We did increase them again in May of this year so that will carry through this, the fourth quarter. So you might see a slight decrease, I would say, from what you are seeing this quarter. I don’t think it will be as substantial. We look to international to run the same way. We increase it this time of year and then we’ll review it again in May.
Hunter DuBose — Morgan Stanley — Analyst
     Okay. Thanks. And on film costs?
Alan Stock — Cinemark Holdings, Inc. — CEO
     Again, I don’t think film costs or any of our basic structures would significantly change. We — you always have to look at that stuff over a longer period of time. You can’t isolate any particular movie or anything because those are all up and down. So I don’t know that we see any significant changes one way or the other in film costs going forward.
Hunter DuBose — Morgan Stanley — Analyst
     Okay. Now in your earlier remarks you mentioned that you are planning to let your 3D roll-out follow the D Cinema roll-out. Can I infer correctly from that that the 39 screens you currently have is likely to remain pretty much constant for the foreseeable future until the December ramp starts to happen?
Robert Copple — Cinemark Holdings, Inc. — CFO
     That is correct. Yes. We do not anticipate adding any more at this time until we get that digital cinema rolling.
Hunter DuBose — Morgan Stanley — Analyst
     Got it. Okay. You also mentioned earlier being — remaining open to M&A opportunities. Can you give us an update on what the M&A landscape looks like? Are there attractive small circuits actively marketing themselves right now, and what would be some of the barriers to actually keeping a transaction from happening at this point?
Alan Stock — Cinemark Holdings, Inc. — CEO
     Well, as we’ve always started, there are certainly people that are out there that are interested in selling their companies, primarily smaller regional type circuits. There is nothing at this point in time that we have anything far enough along or definitive on that we can announce at this point in time. But our criteria has always been to compare the quality of the theater circuit and really what they’re asking for it and what we’re going to pay for it. So our job right now as we continue to evaluate those is just to determine whether we can buy them at a price that’s attractive enough to make that acquisition justifiable. So at this point in time and as we always have done we continue to evaluate and determine if there are things that are out there. There certainly could be. I don’t know if again there’s anything to the size and scale and nature of what have we’ve found with the Century circuit, but there potentially could be some smaller acquisitions that are intriguing for us, again, based on the right price.
Hunter DuBose — Morgan Stanley — Analyst
     Okay. And then my final question is, separate from your current opportunistic reduction of your debt, what is sort of a longer term target leverage ratio we should be thinking about?

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Final Transcript
Nov. 12. 2007 / 5:00PM ET, CNK — Q3 2007 Cinemark Holdings, Inc. Earnings Conference Call
Robert Copple — Cinemark Holdings, Inc. — CFO
     Hunter, I would generally say it’s probably ranging somewhere between, comparing it to EBITDA, would be three to four times, the midpoint of three and a half. It will obviously fluctuate as we build up cash. Some will go down. If we are investing that cash well, it should stay somewhere in that range and as long as we have the opportunities to continue to expand with new builds we will use the excess cash and build the theaters. But it — with the idea that that’s kind of a sweet point between the three and four.
Hunter DuBose — Morgan Stanley — Analyst
     Got it. Okay. Great. Thanks, guys.
Operator
     We would now like to turn the call back over to Alan Stock.
Alan Stock — Cinemark Holdings, Inc. — CEO
     So no further questions?
Operator
     No, sir.
Alan Stock — Cinemark Holdings, Inc. — CEO
     Alright. Well, we would like to thank everyone for your participation today, and we’ll look forward to a — to talking with you next quarter. Thank you very much. Bye.
Operator
     Ladies and gentlemen, this concludes today’s conference. You may now disconnect your line.

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Final Transcript
Nov. 12. 2007 / 5:00PM ET, CNK — Q3 2007 Cinemark Holdings, Inc. Earnings Conference Call

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